EXHIBIT 99

                           FORWARD-LOOKING STATEMENTS

         From time to time, National Penn or its representatives make written or oral statements that may include "forward-looking statements" with respect to its:

         *        Financial condition.

         *        Results of operations.

         *        Asset quality.

         * Product, geographic and other business expansion plans and activities.

         *        Investments in new subsidiaries and other companies.

         *        Capital expenditures, including investments in technology.

         * Pending or completed mergers with or acquisitions of financial or non-financial companies or their assets, loans, deposits and branches, and the revenue enhancements, cost savings and other benefits anticipated in those transactions.

         * Pending or completed sales of businesses or assets, and the benefits anticipated in those transactions.

         *        Other matters.

         Many of these statements can be identified by looking for words such as "believes," "expects," "anticipates," "estimates", "projects" or similar words or expressions.

         These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by such forward-looking statements. These factors include, among other things, the following possibilities:

         * National Penn's unified branding campaign and other marketing initiatives may be less effective than expected in building name recognition and greater customer awareness of National Penn's products and services. Use of non-National Penn brands may be counter-productive.



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         *        National Penn may be unable to differentiate itself from its competitors by a higher level of customer service, as intended by its business strategy.

         * Expansion of National Penn's products and services offerings may take longer, and may meet with more effective competitive resistance from others already offering such products and services, than expected.

         * New product development by new and existing competitors may be more effective, and take place more quickly, than expected.

         * Competitors with substantially greater resources may enter product market, geographic or other niches currently served by National Penn.

         * Geographic expansion may be more difficult, take longer, and present more operational and management risks and challenges, than expected.

         * Business development in newly entered geographic areas, including those entered by mergers and acquisitions, may be more difficult, and take longer, than expected.

         * Competitive pressures may increase significantly and have an adverse effect on National Penn's pricing, spending, third-party relationships and revenues.

         * Customers may substitute competitors' products and services for National Penn's products and services, due to price advantage, technological advantages, or otherwise.

         * National Penn may be less effective in cross-selling its various products and services, and in utilizing alternative delivery systems such as the Internet, than expected.

         * Projected business increases following new product development, geographic expansion, and productivity and investment initiatives, may be lower than expected, and recovery of associated costs may take longer than expected.

         * National Penn may be unable to retain key executives and other key personnel due to intense competition for such persons or otherwise.

         * Increasing interest rates may increase funding costs and reduce interest margins, and may adversely affect


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                  business volumes, including mortgage origination levels.

         * Growth and profitability of National Penn's non-interest income or fee income may be less than expected, including income from mortgage banking activities.

         * General economic or business conditions, either nationally or in the regions in which National Penn will be doing business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on National Penn's loan portfolio and allowance for loan losses.

         * Expected synergies and cost savings from mergers and acquisitions may not be fully realized or realized as quickly as expected.

         * Revenues and loan growth following mergers and acquisitions may be lower than expected.

         * Loan losses, deposit attrition, operating costs, customer and key employee losses, and business disruption following mergers and acquisitions may be greater than expected.

         * Business opportunities and strategies potentially available to National Penn after mergers and acquisitions may not be successfully or fully acted upon.

         * Costs, difficulties or delays related to the integration of businesses of acquired companies with National Penn's business may be greater or take longer than expected.

         * Technological changes may be harder to make or more expensive than expected or present unanticipated operational issues.

         * Recent and proposed legislative or regulatory changes, including changes in accounting rules and practices, and customer privacy and data protection requirements, and intensified regulatory scrutiny of the financial services industry in general, may adversely affect National Penn's costs and business.

         * Market volatility may continue in the securities markets, with an adverse effect on National Penn's securities and asset management activities.



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         *        There may be unanticipated regulatory rulings or developments.

         * Changes in consumer spending and savings habits could adversely affect National Penn's business.

         * Negative publicity with respect to any National Penn product or service, whether legally justified or not, could adversely affect National Penn's reputation and business.

         * Various domestic or international military or terrorist activities or conflicts may have a negative impact on National Penn's business as well as the foregoing and other risks.

         * National Penn may be unable to successfully manage the foregoing and other risks and to achieve its current short-term and long-term business plans and objectives.

         Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. National Penn cautions shareholders not to place undue reliance on such statements.

         All written or oral forward-looking statements attributable to National Penn or any person acting on its behalf made after the date of this Report are expressly qualified in their entirety by the cautionary statements contained in this Report. National Penn does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.




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